Exhibit 99.1

American Electric Technologies, Inc.

6410 Long Drive

Houston, TX 77087

Media Contacts:	Investor Contacts:
Lena Clark	John H. Untereker
lclark@wardcc.com	juntereker@aeti.com
713-869-0707	713-644-8182

FOR IMMEDIATE RELEASE

October 13, 2008

American Electric Technologies and L-3 Westwood to Deliver Premium Power

Systems for Large Vessel Market

Contracts valued at $5 million for AETI

HOUSTON, October 13, 2008 — American Electric Technologies, Inc. (NASDAQ: AETI), the premium provider of custom-designed power delivery solutions for the traditional and alternative energy industries, and L-3 Westwood, a provider of high technology products, power systems and subsystems for government and commercial projects, announced today that they have entered into multi-million dollar contracts to provide customized power delivery systems for two new-build projects for the U.S. market.

L-3 Westwood has contracted AETI to develop custom-built, commercially oriented marine switchgear for the two separate projects totaling slightly more than $5 million. The projects are for end customers VT Halter Marine, a major domestic ship engineering and construction company in the U.S., and affiliates of AHL Shipping Company, a petroleum product transportation company that provides double hull tankers to the domestic petroleum industry.

L-3 will provide twin shaft line electric propulsion systems to affiliates of AHL Shipping Company for the building of three, shallow-draft, 49,000 deadweight ton Jones Act and OPA90-compliant chemical product tankers in connection with a charter agreement with Shell Trading (U.S.) Company (Shell Trading). The vessels, whose engines will improve efficiency and reduce emissions, will have a cargo capacity of 330,000 barrels.

These vessels will also be the first Jones Act tankers to be constructed under the Common Structural Rules adopted by the International Association of Classification Societies, which came into effect in April 2006.

“L-3 is proud to have received the Propulsion System Single-Source Vendor (SSV) contracts from AHL and VT Halter based on our expertise in building power components that meet the most stringent customer requirements,” said Guy Hardwick, L-3 Westwood Vice President of Program Development. “These commercial projects with AHL and VT Halter require the highest quality power distribution systems at the most economical cost and our team will provide that.”

American Electric Technologies, Inc. 6410 Long Drive Houston, TX 77087

AETI will work with L-3 to provide the propulsion power distribution systems along with the secondary power distribution systems. Deliveries for VT Halter Marine are expected to be completed by late-2008 and the multiple deliveries for AHL Tanker are scheduled for completion by the end of 2010. AETI will have recognized approximately $2.8 million in sales on these projects through the 3rd quarter of 2008.

“In parallel to getting our South East Texas customers back up and running after Hurricane Ike, we continue to focus on meeting our global customers’ requirements and building a profitable growth company”, said Charles Dauber, President of M&I Electric, an AETI company. “As the leader in high–quality commercial power delivery solutions for the marine vessel market, we are able to work with L-3 to provide the most reliable and cost-efficient solutions for AHL and VT Halter Marine.”

L-3 Westwood is a division of the L-3 Marine and Power Systems Group, comprised of over 15 operating companies providing maritime automation, navigation, control, communication, power distribution and conditioning, and sensors, simulation and surveillance products and services to the U.S. Navy and most allied foreign navies, as well as commercial and industrial customers worldwide.

Headquartered in New York City, L-3 Communications employs over 64,000 people worldwide and is a prime contractor in aircraft modernization and maintenance, C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems and government services. L-3 is also a leading provider of high technology products, subsystems and systems. The company reported 2007 sales of $14 billion.

American Electric Technologies, Inc. (NASDAQ: AETI) is the premium supplier of custom-designed power delivery solutions to the traditional and alternative energy industries. AETI offers M&I Electric™ power distribution and control products, electrical services, and E&I construction services, as well as American Access Technologies zone enclosures and Omega Metals custom fabrication services. South Coast Electric Systems L.L.C., a subsidiary, services Gulf Coast marine and vessel customers.

American Electric Technologies, Inc. 6410 Long Drive Houston, TX 77087

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, Texas, Keystone Heights, Florida. and Bay St. Louis, Mississippi. In addition, AETI has minority interests in two joint ventures which have facilities in Singapore and Xian, China. AETI’s SEC filings, news and product/service information are available at www.aeti.com.

Cautionary Note on Forward Looking Statements

The anticipated future sales set forth herein are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 because the contracts executed by the Company are subject to reduction under certain circumstances. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the anticipated sales discussed herein will not be realized.

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